Exhibit 10.3

ADDENDUM NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Addendum No. 1 (the “Addendum”) to that certain Executive Employment Agreement (the “Agreement”), by and between Clayton Haynes, an individual (“Haynes”), on the one hand, and Super League Enterprise, Inc., a Delaware corporation (“Company” or “SLE”), on the other hand, is entered into as of April 1, 2025 (“Effective Date”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement. Haynes and SLE are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Agreement was executed by the Parties effective January 5, 2022, with a term concluding on December 31, 2024;

WHEREAS, the Agreement was auto-renewed for a period of one (1) year on January 1, 2025;

WHEREAS, certain provisions of the Agreement are being amended as has been approved by the Company’s compensation committee and board of directors.

NOW, THEREFORE, in consideration of the mutual promises, the receipt and consideration of which is hereby mutually acknowledged, the Parties agree as follows:

1.	Section 5.a is amended and replaced in its entirety with the following:

Base Annual Salary. Subject to other specific provisions in this Agreement, as compensation for services hereunder, EXECUTIVE shall receive a Base Annual Salary of $325,000 payable in accordance with the Company's ordinary payroll practices. On each anniversary date hereof, EXECUTIVE's Base Annual Salary will be reviewed and may be increased at the sole discretion of the COMPANY’S board of directors (“Board”) following the approval of the COMPANY’s compensation committee.

2.	Section 5.h is added to the Agreement as follows:

Stock Option Grant. Executive is issued an option grant to purchase three hundred fifty thousand (350,000) shares of common stock, exercisable at a price per share equal to the closing price on April 1, 2025, and vesting at the rate of 1/48th per month, with all options to accelerate upon (a) a change of control of a majority of the Company’s capital stock, and (b) termination without cause (the “Option Grant”). The Option Grant is expressly subject to ratification of the Company’s 2025 Omnibus Stock Incentive Plan (the “Plan”) at the Company’s 2025 annual general meeting of stockholders,.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Effective Date.

SUPER LEAGUE ENTERPRISE, INC.		CLAYTON HAYNES

By:
Matt Edelman
CEO & President